As filed with the Securities and Exchange Commission on June 21, 2017

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MONSTER BEVERAGE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	47-1809393
(State of Incorporation)	(I.R.S. Employer Identification Number)

1 Monster Way

Corona, California 92879

(951) 739-6200

(Address, including Zip Code, and Telephone Number, including Area

Code, of Registrant’s Principal Executive Offices)

Monster Beverage Corporation 2017 Compensation Plan for Non-Employee Directors

Monster Beverage Deferred Compensation Plan for Non-Employee Directors

(Full Title of the Plan)

Rodney C. Sacks

Monster Beverage Corporation

1 Monster Way

Corona, California 92879

(951) 739-6200

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Farzad F. Damania, Esq.

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, NY 10022

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.005	1,250,000	$50.45	$63,062,500	$7,309
Deferred Compensation Obligations (3)	$20,000,000	N/A	$20,000,000	$2,318 (4)

(1)          In accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)          Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, on the basis of the average of the high and low price of the common stock as reported on the NASDAQ Global Select Market on June 19, 2017.

(3)          The deferred compensation obligations are unsecured obligations of Monster Beverage Corporation (the “Registrant”) to pay deferred compensation in the future in accordance with the terms of the Monster Beverage Corporation Deferred Compensation Plan for Non-Employee Directors (the “Deferral Plan”), a sub-plan of the Monster Beverage Corporation 2017 Compensation Plan for Non-Employee Directors (the “Plan”).

(4)          Solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Deferral Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The document(s) containing the information concerning the Plan and Deferral Plan specified in Part I will be sent or given to Plan and Deferral Plan participants as specified by Rule 428(b)(1). Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are hereby incorporated by reference in this registration statement (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or (2) furnished under applicable Commission rules rather than filed and exhibits furnished in connection with such items):

(a)    The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Commission on March 1, 2017, as amended by Form 10-K/A filed on April 13, 2017;

(b)    The Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on April 28, 2017 (excluding those portions that were not incorporated by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2016);

(c)   The Registrant’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2017, filed with the Commission on May 8, 2017;

(d)    The Registrant’s current reports on Form 8-K filed with the Commission on January 12, 2017 and April 25, 2017; and

(e)     The description of the Registrant’s common stock contained in Amendment No. 3 to the Registrant’s Registration Statement on Form S-4 (File No. 333-201839) filed on May 4, 2015, including all material incorporated by reference therein and any subsequently filed amendments updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Nothing in this registration statement shall be deemed to incorporate any information provided in these documents that is described in paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or furnished under applicable Commission rules rather than filed and exhibits furnished in connection with such items.

Item 4. Description of Securities.

The $20,000,000 of deferred compensation obligations (the “Obligations”) being registered under this registration statement may be offered to certain eligible individuals of the Registrant.

The Obligations are general unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Deferral Plan from the general assets of the Registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. The Registrant has the right to establish a rabbi trust to hold assets contributed under the Deferral Plan. However, such rabbi trust assets remain general assets of the Registrant subject to the claims of creditors, and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

The amount of compensation deferred (whether in cash or equity based compensation) by each participant is determined in accordance with each participant’s deferral election and the provisions of the Deferral Plan. A participant’s deferral account under the Deferral Plan is indexed to the Company’s common stock in accordance with the Deferral Plan. The Obligations are bookkeeping accounts, the returns on which are measured by the performance of the Company’s common stock. Participants cannot sell, assign, hypothecate, alienate, encumber or in any way transfer or convey in advance of receipt any Obligations. All deferral accounts together with earnings thereon will be payable upon the termination of the deferral period, or upon such other events as expressly set forth in the Deferral Plan in accordance with applicable deferral elections and the Deferral Plan’s terms.

The Registrant reserves the right to amend or terminate the Deferral Plan at any time, except that no amendment or termination may reduce the vested account balances of any participant in the Deferral Plan accrued as of the date of such amendment or termination.

The Obligations are not convertible into any other security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant of the Registrant.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), to which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation or was serving in a similar capacity for another enterprise at the request of the corporation. To the extent that a director, officer, employee, or agent of the corporation has acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful and has been successful in defending any such proceeding, the DGCL provides that he shall be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection therewith.

With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The statute provides, however, that no indemnification is allowed in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought, upon application, determines that he is entitled to indemnification under the circumstances. With respect to proceedings other than those brought by or in the right of the corporation, such person may be indemnified against judgments, fines, and amounts paid in settlement, as well as expenses, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful, notwithstanding the outcome of the proceeding. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case by: (i) majority vote of directors not parties to the proceeding, even though less than a quorum, (ii) a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) written opinion of independent legal counsel if there are no such directors or if such directors so direct, or (iv) the stockholders, that the defendant met the applicable standard of conduct described above.

The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding provided the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. A corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

Delaware law also provides that the above rights shall not be deemed exclusive of other rights of indemnification or advancement of expenses under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws generally require the Registrant to indemnify and advance expenses to its directors and its officers (and permit the Registrant to indemnify and advance expenses to its employees and agents) to the fullest extent permitted by law.

Section 102(b)(7) of the DGCL permits Delaware corporations in their certificates of incorporation to eliminate or limit the personal liability of directors to the corporation or its stockholders for monetary damages for breaches of his fiduciary duty. Under the Registrant’s Amended and Restated Certificate of Incorporation, a director of the Registrant shall, to the maximum extent currently or hereafter permitted by section 102(b)(7) of the DGCL (or any successor provision) have no personal liability to the Registrant or its stockholders. Section 102(b)(7) of the DGCL provides that Delaware corporations may not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (involving certain unlawful dividends and stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant may maintain insurance covering the liability of the Registrant to its directors and officers under the terms and provisions of the Amended and Restated By-Laws of the Registrant and covering its directors and officers for liability incurred in their capacities as such directors and officers.

On November 11, 2005, the Board approved a Form of Indemnification Agreement (the “Indemnification Agreement”) to be provided by the Registrant to its directors. The Registrant has entered into Indemnification Agreements with its current directors, in the form approved by the Board. The Indemnification Agreement provides for the maximum indemnity permitted for directors under the DGCL and the Registrant’s charter documents, as well as additional procedural protections. The Indemnification Agreement requires the Registrant to indemnify the directors against liability that may arise by reason of their status or service as directors of the Registrant if the director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, in the case of a criminal proceeding had no reasonable cause to believe that his conduct was unlawful.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Index of Exhibits filed herewith and appearing immediately after the signature page to this registration statement is incorporated by reference in this Item 8.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a)           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(a) Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corona, State of California, on June 21, 2017.

MONSTER BEVERAGE CORPORATION

By:	/s/ Rodney C. Sacks

Name:	Rodney C. Sacks
Title:	Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Rodney C. Sacks and Hilton H. Schlosberg, and each of them acting individually, as his attorneys-in-fact and agents, each with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Monster Beverage Corporation to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the registration statement on Form S-8 under the Securities Act, including specifically, but without limitation, power and authority to sign the name of the undersigned to such registration statement, and any amendments to such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Rodney C. Sacks	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	June 21, 2017
Rodney C. Sacks

/s/ Hilton H. Schlosberg	Vice Chairman of the Board of Directors, President, Chief Operating Officer, Chief Financial Officer and Secretary (Principal Financial Officer, Controller and Principal Accounting Officer)	June 21, 2017
Hilton H. Schlosberg

/s/ Norman C. Epstein	Director	June 21, 2017
Norman C. Epstein

/s/ Gary P. Fayard	Director	June 21, 2017
Gary P. Fayard

/s/ Mark J. Hall	Director	June 21, 2017
Mark J. Hall

/s/ Benjamin M. Polk	Director	June 21, 2017
Benjamin M. Polk

/s/ Sydney Selati	Director	June 21, 2017
Sydney Selati

/s/ Harold C. Taber, Jr.	Director	June 21, 2017
Harold C. Taber, Jr.

/s/ Mark S. Vidergauz	Director	June 21, 2017
Mark S. Vidergauz

/s/ Kathy N. Waller	Director	June 21, 2017
Kathy N. Waller

MONSTER BEVERAGE CORPORATION

REGISTRATION STATEMENT ON FORM S-8

INDEX OF EXHIBITS

Exhibit Number	Description	Filed Herewith

4.1	Monster Beverage Corporation 2017 Compensation Plan for Non-Employee Directors	X

4.2	Monster Beverage Corporation Deferred Compensation Plan for Non-Employee Directors	X

5.1	Opinion of Katten Muchin Rosenman LLP	X

23.1	Consent of Independent Registered Public Accounting Firm	X

23.2	Consent of Katten Muchin Rosenman LLP (filed as part of Exhibit 5.1)	X

24.1	Power of Attorney (included as part of the signature page to this registration statement)	X